Exhibit 10.61

SEVERANCE RIGHTS AGREEMENT

This Severance Rights Agreement dated as of December 19, 2008 (as amended and otherwise modified, the “Agreement”), is entered into by and between Bare Escentuals Beauty, Inc. (the “Company”), a Delaware corporation, and Michael Dadario (the “Executive”).

RECITALS

WHEREAS, the Company and Executive are parties to that certain that certain offer letter dated May 18, 2008, between Executive and the Company (the “Prior Agreement”); and

WHEREAS, the Company and Executive desire to amend the Prior Agreement on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1. Severance Benefits.

(a) Termination By the Company Other than for Cause. In the event of a termination of Executive’s employment by the Company without Cause other than as a result of Executive’s death or disability:

(i) The Company shall pay Executive (A) his accrued but unpaid base salary through the date of termination, (B) accrued but unused vacation through the date of termination plus (C) unreimbursed expenses for which documentation is properly submitted in accordance with the Company’s expense reimbursement policy (collectively, the “Accrued Rights”).

(ii) Provided (A) such termination constitutes a “separation from service” with the Company (as defined under Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”), (B) Executive executes, and allows to become effective, a general release of all claims in substantially the form attached hereto as Exhibit A (the “Release”) within 30 days after his Separation from Service (or such longer period as mandated by applicable law), and (C) Executive remains in compliance with his obligations under any confidentiality, assignment of inventions or other agreement between Executive and the Company (each an “Employee Agreement”), then the Company will pay Executive, as severance, a lump sum cash payment equal to 12 months of Executive’s then current base salary (the “Severance Amount”). Subject to Section 1(g), the Severance Amount shall be paid on the 30th day following the date of Executive’s termination. Payment by the Company of the Accrued Rights and the Severance Amount shall constitute the entire obligation of the Company to Executive in the event of Executive’s termination of employment by the Company without Cause.

(b) Other Terminations. In the event of a termination of Executive’s employment by the Company for Cause, any voluntary resignation by Executive or a termination of Executive’s employment as a result of Executive’s death or disability, the Company shall pay the Accrued Rights and shall not have any other or further obligations to Executive under this Agreement (including any financial obligations).

(c) Termination Following a Change in Control. In the event of a termination of Executive’s employment by the Company other than for Cause or by Executive for Good Reason, in each case within twelve (12) months after a Change in Control:

(i) The Company shall pay Executive the Accrued Rights.

(ii) Provided (A) such termination constitutes a Separation from Service, (B) Executive executes, and allows to become effective, the Release within 30 days after his Separation from Service (or such longer period as mandated by applicable law), and (C) Executive remains in compliance with his obligations under any Employee Agreement and returns all Company property to the Company upon such termination, then the Company will pay Executive, as severance, (1) a lump sum cash payment equal to the sum of 12 months of Executive’s then current base salary and 100% of Executive’s cash bonus earned for the year prior to the year in which the termination of employment occurs and (2) provided Executive makes a timely and accurate election for continued covered under the Company’s medical, dental and vision insurance plans under COBRA for Executive and his eligible dependents, payment of the premiums for such COBRA coverage for up to 12 months (or such earlier date as he and his dependents cease to be eligible for such coverage), less the applicable active employee contribution for such coverage in an amount not to exceed the premium paid by Executive immediately prior to his termination date (which amount Executive will be required to pay directly) (collectively, the “Change in Control Severance Amount”). Subject to Section 1(g), item (1) of the Change in Control Severance Amount shall be paid on the 30th day following the date of Executive’s termination.

(iii) Executive will be fully vested in all stock options, restricted stock, restricted stock units and all other equity awards then held by Executive.

(iv) Payments under this Section 1(c) shall be made without regard to whether the deductibility of such payments (or any other payments to or for the benefit of Executive) would be limited or precluded by Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and without regard to whether such payments (or any other payments) would subject Executive to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, that if the total of all payments to or for the benefit of Executive, after reduction for all federal taxes (including the tax described in Section 4999 of the Code, if applicable) with respect to such payments (“Executives total after-tax payments”), would be increased by the limitation or elimination of any payment under this Section 1(c), amounts payable under this Section 1(c) shall be reduced to the extent, and only to the extent, necessary to maximize Executive’s total after-tax payments (the “required reduction amount”). The determination as to whether and to what extent payments under this Section 1(c) are required to be reduced in accordance with the preceding sentence shall be made at the Company’s expense by the Company’s independent accountants (the “Outside Firm”). In the event of any mistaken underpayment or overpayment under this Section 1(c), as determined by the Outside Firm, the amount of such underpayment or overpayment shall forthwith be paid to Executive or refunded to the Company, as the case may be, with interest at 120% of the applicable Federal rate provided for in Section 7872(f)(2) of the Code. Any reduction in payments required by this Section 1(c)(iv) shall be applied as follows: First out of the cash components of the Change in Control Severance Amount, second out of COBRA premium component of the Change in Control Severance Amount, and lastly out of the vesting of equity awards.

(v) Payments and benefits due Executive under this Section 1(c) shall constitute the entire obligation of the Company to Executive in event of Executive’s termination of employment by the Company without Cause or by Executive for Good Reason, in each within 12 months after a Change in Control.

(d) Effect of Termination. The provisions of this Section 1(d) shall apply in the event of any termination of Executive’s employment.

(i) Benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of Executive’s employment without regard to any continuation of base salary or other payment to Executive following such date of termination.

(ii) The provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions. The obligation of the Company to make payments to or on behalf of Executive under Sections 1(a) and 1(c) hereof is expressly conditioned upon Executive’s continued full performance of Executive’s obligations under any Employee Agreement. Executive recognizes that, except as expressly provided in Sections 1(a) and 1(c), no compensation is earned after termination of employment.

(e) Mitigation. Executive shall not be required to mitigate damages with respect to the termination of his employment under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due to Executive under this Agreement on account of subsequent employment. Additionally, amounts owed to Executive under this Agreement shall not be offset by any claims the Company may have against Executive, and the Company’s obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall not, except as otherwise provided in Section 1(f), be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against Executive or others.

(f) Severance Offset. The Company’s obligation to pay the Severance Amount or the Change in Control Severance Amount, as the case may be, shall be reduced by (i) severance benefits to which Executive is entitled under any other plan, agreement or arrangement with the Company or its Affiliates and (ii) notice pay required to be paid to Executive under applicable legal requirements, including, without limitation, the Worker Adjustment and Retraining Notification Act.

(g) Required Delay for Certain Deferred Compensation. Notwithstanding any other provision of this Agreement, to the extent any payments to Executive pursuant to this Agreement are treated as non-qualified deferred compensation subject to Section 409A of the Code (together, with any state law of similar effect, “Section 409A”), then if Executive, at the time of his Separation from Service, is determined by the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and the Company determines that delayed commencement of any portion of the termination benefits payable to Executive pursuant to this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a “Payment Delay”), then such portion of Executive’s termination benefits shall not be provided to Executive prior to the earliest of (A) the expiration of the six-month period measured from the date of Executive’s Separation from Service, (B) the date of Executive’s death or (C) such earlier date as is permitted under Section 409A. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to a Payment Delay shall be paid in a lump sum to Executive upon such expiration date, and any remaining payments due under the Agreement shall be paid on the original schedule provided herein. The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

(h) Section 409A of the Code. Each installment of the payments and benefits provided for in this Agreement shall be treated as a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).

2. Executive Acknowledgment. Executive acknowledges that, with the exception of the status of Executive as an at-will employee, the terms and conditions of Executive’s employment with the Company may be modified at the sole discretion of the Company without or without Cause or notice at any time. No implied contract concerning any employment-related decision or term of condition of employment can be established by any other statement, conduct, policy or practice. Examples of the types of terms and conditions of employment that are within the sole discretion of the Company include, but are not limited to, the following: promotions; demotions; compensation; benefits; work assignments; job duties and responsibilities; work hours and schedules; or any other terms and conditions as determined by the Company.

3. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 3 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

The following, as determined by the Board of Directors of the Company (the “Board”) in its reasonable judgment, shall constitute “Cause” for termination:

(a) Executive’s conviction of, or a plea of guilty or nolo contendere to, a felony;

(b) Executive’s breach of any confidentiality, assignment of inventions or other agreement between Executive and the Company; or

(c) Executive’s open disregard of his responsibilities to the Company and/or its Affiliates and shall have refused to devote substantial time and energy to the business and affairs of the Company and/or its Affiliates (other than due to disability or temporary disability which, in the reasonable judgment of the Board, causes Executive to be incapable of devoting such time and energy) within 30 days after written notice to Executive from the Board that, in the Board’s good faith judgment, Executive has consistently failed to do so.

“Change in Control” has the same meaning as under the Bare Escentuals, Inc. 2006 Equity Incentive Award Plan.

“Good Reason” means:

(a) a material reduction in base salary;

(b) a material diminution in Executive’s position or responsibilities;

(c) a requirement that Executive relocate his principal place of employment to a location that would increase his one way commute by more than twenty-five (25) miles; and

(d) the Company’s breach of any other material provisions of this Agreement.

To constitute Good Reason, Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without Executive’s written consent within thirty (30) days of the initial occurrence of such event. The Company or any successor or Affiliate shall have a period of thirty (30) days (“Cure Period”) to remedy such occurrence after receipt of written notice of such event from the Executive. In addition, to constitute Good Reason, Executive must terminate employment with respect to all positions he holds with the Company and its Affiliates no later than sixty (60) days following the expiration of the Cure Period.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

4. At-Will Employment Relationship. Executive’s employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without Cause or advance notice, by either Executive or the Company. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and an authorized representative of the Company. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

5. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

6. Assignment. Executive may not make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the Company, provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and Executive, their respective successors, executors, administrators, heirs and permitted assigns.

7. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

8. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

9. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, or sent via reputable overnight courier service and addressed to Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chief Executive Officer with a copy to the Company’s General Counsel, or to such other address as either party may specify by notice to the other actually received.

10. Entire Agreement. This Agreement constitutes the entire agreement between the parties on the subjects set forth herein and supersedes all prior communications, agreements and understandings, written or oral, with respect to the subjects set forth herein (excluding any Employee Agreement). This Agreement modifies the Prior Agreement only as expressly set forth herein.

11. Amendment. This Agreement may be amended or modified only by a written instrument signed by Executive and by an expressly authorized representative of the Company. If Executive and the Company determine that any payments or benefits payable under this Agreement intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, Executive and the Company agree to amend this Agreement, or take such other actions as Executive and the Company deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code, the Treasury Regulations thereunder (and any applicable transition relief) while preserving the economic agreement of the parties. If any provision of the Agreement would cause such payments or benefits to fail to so comply, such provision shall not be effective and shall be null and void with respect to such payments or benefits, and such provision shall otherwise remain in full force and effect.

12. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

14. Governing Law. This Agreement, the rights of the parties and all claims, actions, causes of action, suits, litigation, controversies, hearings, charges, complaints or proceedings arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of State of California, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

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IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by Executive, as of the date first above written.

EXECUTIVE:	THE COMPANY:

BARE ESCENTUALS BEAUTY, INC.

/s/ Michael Dadario	By:	/s/ Leslie A. Blodgett
Michael Dadario	Name:	Leslie A. Blodgett
	Title:	Chief Executive Officer

Exhibit A

Release of Claims

(age 40 and above)

I understand and agree completely to the terms set forth in my Severance Rights Agreement (the “Agreement”).

I understand that this Release, together with the Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between Bare Escentuals Beauty, Inc. (the “Company”) and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Agreement.

I hereby confirm my obligations under my confidential information and inventions assignment agreement(s).

Except as otherwise set forth in this Release, I hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory and regulatory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; or (2) any rights which are not waivable as a matter of law. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits or other personal relief in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the Released Claims is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) the Released Claims do not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and (e) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release provided that I do not revoke it (“Effective Date”).

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder, including but not limited to any unknown claims.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I acknowledge that to become effective, I must sign following my termination of employment and return this Release to the Company so that it is received not later than twenty-one (21) days following the date it is provided to me, and I must not revoke it thereafter.

MICHAEL DADARIO

Name:

Date: